Exhibit 99.2

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	(310) 691-7100

SEQUENOM ANNOUNCES KEY MILESTONE IN DEVELOPMENT OF NONINVASIVE

PRENATAL DOWN SYNDROME TEST

SAN DIEGO – February 20, 2008 – Sequenom, Inc. (NASDAQ: SQNM) today announced a significant step in the development of a noninvasive test for Trisomy 21, Down syndrome, that will incorporate multiple RNA fetal markers, including the PLAC4 gene as previously published by Dr. Dennis Lo, Chinese Hong Kong University.

In preliminary studies, more than 100 clinical plasma specimens of various ethnicities were tested with partners using the Company’s MassARRAY® platform and its SEQureDx™ Technology. Data from those studies indicate that the development-stage Trisomy 21 test is approaching 85% (+/- 5%) ethnic coverage, more than 95% sensitivity and close to 99% specificity. The Trisomy 21 test is being developed to directly assess risk of Down syndrome using a maternal blood sample as early as the first trimester through the early second trimester, prior to invasive procedures such as amniocentesis or chorionic villus sampling that carry unnecessary risk to mother and fetus. The Trisomy 21 test is expected to be commercially available as a laboratory developed test (LDT) through licensing partners in the first half 2009.

“These early results are encouraging and provide the basis for a new technology that could complement or otherwise change the current surrogate serum screening and amnio testing markets,” said Harry Stylli, Ph.D., Sequenom’s President and CEO. “Although we are pleased with these early results and are on track, we will continue to develop our noninvasive SEQureDx Technology for Trisomy 21 testing during 2008, as well as for new tests, including other chromosomal disorders. To maximize impact on patient management, we aim to deliver a test that is suitable for administration during the latter part of the first trimester through the early second trimester of pregnancy.”

About Down Syndrome

Down syndrome is a chromosomal abnormality characterized by the presence of an extra copy of genetic material on the 21st chromosome, either in whole (Trisomy 21) or part (such as due to translocations). The effects of the extra copy vary greatly among people, depending on the extent of the extra copy, genetic history and pure chance. In 2007, the American College of Obstetricians

Sequenom Announces Advancement In Noninvasive Prenatal Down Syndrome Test Development

and Gynecologists (ACOG) endorsed guidelines that offer risk assessment to all pregnancies for fetal chromosomal abnormalities, including Down syndrome. The ACOG recommendation includes screening before the 20th week of pregnancy using a less-invasive screening option that includes ultrasound in conjunction with the measurement of certain blood hormones. It is estimated that approximately 70%, or 2.8 million, women undergo Down syndrome screening in the United States each year.

About Sequenom

Sequenom is committed to providing the best genomic and genetic analysis products for research and the molecular diagnostic markets. The Company makes available superior solutions for genomic science in biomedical research, livestock and agricultural applications and molecular medicine, as well as for various diagnostic markets, including noninvasive prenatal testing, oncology and infectious diseases. Sequenom’s proprietary MassARRAY® system delivers reliable and specific data from complex biological samples and from genetic target materials available only in trace amounts.

Sequenom®, SEQureDxTM, and MassARRAY® are trademarks of Sequenom, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s plans and expectations regarding a Trisomy 21 test including its expected commercial availability, its effect or impact in relation to or on surrogate serum screening and amnio testing markets, and the Company’s continued research and development efforts on the Trisomy 21 test and other tests, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as prenatal genetic analysis technology and molecular diagnostics, and particularly noninvasive prenatal laboratory developed tests and diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent periodic reports. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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